THE MAINSTAY FUNDS

AMENDMENT TO THE AMENDED AND RESTATED MANAGEMENT
AGREEMENT

This Amendment to the Amended and Restated Management Agreement is hereby made as of the 28th day of February 2013, between The MainStay Funds, a Massachusetts business trust (the “Trust”), on behalf of its series as set forth on Schedule A (each, a “Fund,” and collectively, the “Funds”), and New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust and the Manager are parties to an Amended and Restated Management Agreement, dated February 28, 2012, as amended (the “Agreement”); and

WHEREAS, the parties hereby wish to amend the Agreement to reflect (i) a name change with respect to MainStay Flexible Bond Opportunities Fund, and (ii) revisions with respect to the fee schedules of certain Funds.

NOW, THEREFORE, the parties agree as follows:

(i)	Effective February 28, 2013, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers and attested as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Kevin M. Bopp	By:	/s/ Stephen P. Fisher
Name:	Kevin M. Bopp	Name:	Stephen P. Fisher
Title:	Director and Associate General Counsel	Title:	Senior Managing Director

THE MAINSTAY FUNDS

Attest:	/s Kevin M. Bopp	By:	/s/ Stephen P. Fisher
Name:	Kevin M. Bopp	Name:	Stephen P. Fisher
Title:	Assistant Secretary	Title:	President

SCHEDULE A

(As of February 28, 2013)

For all services rendered by the Manager hereunder, each Fund of the Company shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, an annual fee equal to the following:

FUND	ANNUAL RATE AS A PERCENTAGE OF DAILY NET ASSETS

MainStay Common Stock Fund	0.550% up to $500 million; 0.525% from $500 million to $1 billion; and 0.500% in excess of $1 billion

MainStay Convertible Fund	0.600% up to $500 million; 0.550% from $500 million to $1 billion; and 0.500% in excess of $1 billion

MainStay Global High Income Fund	0.700% up to $500 million; 0.650% in excess of $500 million

MainStay Government Fund	0.500% up to $500 million; 0.475% from $500 million to $1 billion; and 0.450% in excess of $1 billion

MainStay High Yield Corporate Bond Fund	0.600% up to $500 million; 0.550% from $500 million to $5.0 billion; 0.525% from $5.0 billion to $7 billion; and 0.500% in excess of $7 billion

MainStay Income Builder Fund	0.640% up to $500 million; 0.600% from $500 million to $1 billion; and 0.575% in excess of $1 billion

MainStay International Equity Fund	0.890% up to $500 million; and 0.850 in excess of $500 million

MainStay Large Cap Growth Fund

0.750% up to $500 million;
0.725% from $500 million to $750 million;
0.71% from $750 million to $1 billion;
0.700% from $1 billion to $2 billion;
0.660% from $2 billion to $3 billion;
0.610% from $3 billion to $7 billion;

0.585% from $7 billion to $9 billion; and

0.575% in excess of $9 billion

MainStay MAP Fund	0.750% up to $1 billion; and 0.700% from $1 billion to $3 billion; and 0.675% in excess of $3 billion

MainStay Money Market Fund	0.450% up to $500 million; 0.400% from $500 million up to $1 billion; and 0.350% in excess of $1 billion

MainStay Tax Free Bond Fund	0.500% up to $500 million; 0.475% from $500 million to $1 billion; and 0.450% in excess of $1 billion

MainStay Unconstrained Bond Fund (Formerly Flexible Bond Opportunities Fund)	0.600% up to $500 million; 0.550% from $500 million to $1 billion; and 0.500% in excess of $1 billion

In addition, each Fund of the Trust, except MainStay Common Stock Fund, MainStay International Equity Fund, and MainStay Large Cap Growth Fund, shall pay the Manager the fee set forth below. In the event this Agreement is in effect for only a portion of any one year, the fee payable below shall be reduced proportionately on the basis of the number of business days (any day on which the New York Stock Exchange is open for trading) during which the Agreement was in effect for that year.

FUND NET ASSETS	ACCOUNTING FEE SCHEDULE

First $20 Million	1/20 of 1%
Next $80 Million	1/30 of 1%
Excess	1/100 of 1%
Minimum Monthly Charge	$1,000

This fee shown above is an annual charge, billed and payable monthly, based upon average monthly net assets.